MEMORANDUM

Saturday October 31, 2020

Purpose

The purpose of this Memorandum is to clarify that both parties in this Memorandum agree to offset Accounts payable with Accounts receivable.

Background

As of October 31, 2020, Golden Matrix Group, Inc. has an accounts receivable of \$1,456,325.60 from Articulate Pty Ltd and an accounts payable of \$410,045.31 to Articulate Pty Ltd.

To avoid the transaction expenses to settle the accounts payable, both parties agree that it is beneficial for both parties to offset the accounts payable with accounts receivable.

Therefore, after the offsetting, Golden Matrix Group, Inc. has no accounts payable to Articulate Pty Ltd., and the remaining accounts receivable from Articulate will be \$1,046,280.29.

Golden Matrix Group, Inc.

By:____________________
Chief Financial Officer: Weiting Feng

Articulate Pty Ltd

By:____________________
Director: Anthony B Goodman